Exhibit 10.6

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AND JOINDER AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT AND JOINDER AGREEMENT (the “Amendment Agreement”), dated as of September 10, 2007, is made by and among HILB ROGAL & HOBBS COMPANY, a Virginia corporation (the “Borrower”), each of the Guarantor Subsidiaries (as defined in the Credit Agreement described below), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), each of the existing Lenders under such Credit Agreement (collectively, the “Existing Lenders”), and each of the Persons becoming Lenders by the execution of this Amendment Agreement (the “Joining Lenders”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Credit Agreement as defined below.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of April 26, 2006 (as amended by Amendment No. 1 to Credit Agreement dated as of July 13, 2007, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”); and

WHEREAS, as a condition to making the term loan facility and the revolving credit facility available to the Borrower the Lenders have required that all Domestic Subsidiaries of the Borrower guarantee payment of the Obligations; and

WHEREAS, the Borrower plans to enter into an agreement to acquire an entity as disclosed in a confidential letter on file with the Administrative Agent (the “Disclosed Acquisition”); and

WHEREAS, in connection with the Disclosed Acquisition, the Borrower intends to enter into a Note Purchase and Private Shelf Agreement, dated September 10, 2007, among the Borrower with The Prudential Insurance Company of America (“Prudential”) and certain other holders of the Senior Notes (together with Prudential, the “Senior Note Holders”), as the same may be amended, restated, supplemented or modified from time to time in compliance with the terms of the Credit Agreement and the Intercreditor Agreement among the Senior Note Holders, the Administrative Agent, the Collateral Agent, the Lenders and the Borrower, pursuant to which the Senior Note Holders agree to purchase certain Senior Secured Notes in an aggregate principal amount of up to $200,000,000 (the “Senior Notes”) (such transaction, the “Senior Note Purchase”), to be secured by a first priority perfected lien on the Pledged Interests; and

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement to permit the Disclosed Acquisition, the issuance of the Senior Notes and a parity lien on the Pledged Interests to secure the Senior Notes; and

WHEREAS, the Borrower has further requested that the Lenders provide additional Revolving Credit Commitments in the aggregate amount of up to $125,000,000 (which additional Revolving Credit Commitments shall be in addition to those available to be requested by the Borrower under Section 2.15 of the Credit Agreement) from certain of the Revolving Lenders and from the Joining Lenders, each of which is an Eligible Assignee (each such additional Revolving Credit Commitments of such Lenders, an “Incremental Commitment”); and

WHEREAS, concurrently with the above referenced transactions, all amounts outstanding under the Term Loan will be paid in full in cash and the Term Loan Facility will be terminated; and

WHEREAS, the Administrative Agent, the undersigned Lenders (including without limitation the Joining Lenders designated on the signature pages hereto) are willing to effect such amendments and certain of the Revolving Lenders and the Joining Lenders are willing to provide such Incremental Commitments on the terms and conditions contained in this Amendment Agreement;

NOW, THEREFORE, in consideration of the premises and conditions herein set forth, it is hereby agreed as follows:

1. Consents. (a) Subject to the terms and conditions set forth herein, the Administrative Agent and the undersigned Lenders (including without limitation the Joining Lenders designated on the signature pages hereto) hereby consent to the consummation of the Senior Note Purchase and the Disclosed Acquisition.

(b) Subject to the terms and conditions set forth herein, the Administrative Agent and the undersigned Lenders (including without limitation the Joining Lenders designated on the signature pages hereto) hereby waive, for, but only for, the 30 day period following the Second Amendment Effective Date, the following requirements for the Borrower’s exercise of an increase in the Revolving Credit Commitments under Section 2.15 of the Credit Agreement: (i) the minimum principal amount of any such increase, (ii) the requirement for notice to the Lenders of any request for an increase, (iii) the minimum ten Business Day period in which Lenders have the right to respond to such request and (iv) such other procedural requirements relating to the exercise of the increase in Commitments under such Section 2.15 as the Administrative Agent may waive in its sole discretion.

2. Amendment. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended effective as of the date hereof as follows:

(a) The existing definition of “Acquisition Indebtedness” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:

“ ‘Acquisition Indebtedness’ means (i) the Existing Seller Notes, and (ii) unsecured Indebtedness of the Borrower and its Subsidiaries issued in connection with Permitted Acquisitions to a Target or its shareholders (either (x) at the time of such Acquisition or (y) to evidence an earnout obligation in respect of such Acquisition at the time such earnout obligation becomes due) that is evidenced by one or more written agreements or instruments which shall provide that such Indebtedness (a) shall have covenants and undertakings, that, taken as a whole, are materially less restrictive than those contained herein, and (b) shall bear a cash interest rate not exceeding 12.5% per annum, including similar “seller-financed” Indebtedness of a Target that is assumed by the Borrower or a Subsidiary in connection with a Permitted Acquisition.”

(b) The existing definition of “Cash Equivalents” in Section 1.01 is amended by deleting “$500,000,000” in the eighth line and inserting “$250,000,000” in lieu thereof.

(c) The existing definition of “Loan Documents” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:

“ ‘Loan Documents’ means this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), the Pledge Agreement (including each Pledge Joinder Agreement), the Intercreditor Agreement, each Revolving Loan Notice, each Term Loan Interest Rate Selection Notice, each Issuer Document, the Fee Letter and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

(d) The existing definition of “Pledge Agreement ” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:

“ ‘Pledge Agreement’ means that certain Amended and Restated Pledge Agreement dated as of the Second Amendment Effective Date among the Borrower, certain Guarantors and the Collateral Agent, substantially in the form of Exhibit G, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to Section 6.12, as the same may be otherwise supplemented (including by Pledge Agreement Supplement).”

(e) The existing definition of “Revolving Credit Facility” in Section 1.01 is amended by deleting “$325,000,000” and inserting “$445,000,000” in lieu thereof.

(f) The following definitions are added to Section 1.01 in the appropriate alphabetical locations therein:

“ ‘Anti-Terrorism Order” shall mean Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“ ‘Collateral Agent ’ has the meaning assigned to that term in Section 9.11.

“ ‘Disclosed Acquisition’ means the Acquisition of an entity as disclosed in a confidential letter on file with the Administrative Agent.

“ ‘Incremental Commitments’ means an amount equal to $120,000,000, consisting of (a) increases in the Revolving Credit Commitments of certain Revolving Lenders that were party to the Credit Agreement prior to the effectiveness of the Amendment No. 2 to Credit Agreement and Joinder Agreement dated as of September 10, 2007 (the “Second Amendment ”), and (b) any Revolving Credit Commitments of Revolving Lenders that joined the Credit Agreement as Revolving Lenders hereunder pursuant to the Second Amendment.

“ ‘Intercreditor Agreement ’ means that certain Intercreditor and Collateral Agency Agreement among the Borrower, the Administrative Agent, the Collateral Agent, and each Senior Note Holder, as the same made be amended, supplemented or otherwise modified from time to time in compliance herewith or therewith.

“ ‘Prudential” means The Prudential Insurance Company of America, a New Jersey insurance company.

“ ‘Second Amendment Effective Date’ means September 10, 2007.

“ ‘Senior Note Purchase Agreement’ means that certain Note Purchase and Private Shelf Agreement among the Borrower and the Senior Note Holders dated September 10, 2007, as amended, restated, extended, supplemented or otherwise modified in compliance herewith and with the Intercreditor Agreement.

“ ‘Senior Notes’ means the Senior Secured Notes issued pursuant to the Senior Note Purchase Agreement, in an aggregate principal amount of up to $200,000,000; provided that in no event shall the maturity of such Senior Secured Notes occur prior to August 31, 2011.

“ ‘Senior Note Holders’ means Prudential and the other note holders party to the Senior Note Purchase Agreement.”

(g) Section 2.14 is deleted in its entirety and the following is inserted in lieu thereof:

“2.14 Sharing of Payments by Lenders. (a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans or the portion of the Term Loan made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Revolving Lenders, or, as applicable, purchase (for cash at face value) participations in the portions of the Term Loan held by the other Term Loan Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective applicable Loans and other amounts owing them, provided that:

“(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

“(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, portion of the Term Loan or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

“The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

“(b) Notwithstanding the foregoing Section 2.14(a), each Lender hereby agrees to be bound by the provisions of the Intercreditor Agreement, and further agrees that in the event that any Lender receives any payment to which Section 2.14(a) would otherwise apply and any portion of such payment is required to be distributed pursuant to the Intercreditor Agreement, such Lender shall promptly notify the Administrative Agent thereof (including calculations of the amount to be distributed pursuant to the Intercreditor Agreement, which may be made in consultation with the Administrative Agent) and will distribute such amount to Persons other than Lenders entitled thereto in accordance with the terms of the Intercreditor Agreement, with the balance of such amount otherwise subject to Section 2.14(a) being distributed in accordance therewith.”

(h) Section 2.15(a) is amended by adding the parenthetical “(not including and in addition to the Incremental Commitments)” in the sixth line thereof immediately after “$125,000,000”.

(i) Section 6.03 is amended by adding the following new subsection (f) after subsection (e):

“(f)(i) the occurrence of any default or event of the default under the Senior Note Purchase Agreement, or (ii) any amendment or modification of the Senior Note Purchase Agreement, together with a copy thereof.”

(j) Article VI is amended by inserting the following new Section 6.15 after Section 6.14:

“6.15 ERISA. (a) Deliver to the Administrative Agent promptly and in any event within ten (10) days after it knows or has reason to know of the occurrence of any event of the type specified in Section 8.01(i) notice of such event and the likely impact on the Borrower and its Subsidiaries.

“(b) In the event it or any Subsidiary have participated, now participates or will participate in any Plan or Multiemployer Plan, deliver to the Administrative Agent: (i) promptly and in any event within ten (10) days after it knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event, together with a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto; (ii) at least ten (10) days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the reasonable request of the Administrative Agent, and in no event more than ten (10) days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within ten (10) days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition; (v) promptly and in no event more than ten (10) days after its or any ERISA Affiliate’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this Section 6.15(b) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.”

(k) Section 7.03 is amended by adding the following new subsection (i) after subsection (h):

“(i) Indebtedness under the Senior Notes.”

(l) Section 7.09 is deleted in its entirety and the following is inserted in lieu thereof:

“7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, the Senior Note Purchase Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or Ordinary Dividends to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.”

(m) Section 7.10(a) is deleted in its entirety and the following is inserted in lieu thereof:

“(a) Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition (other than the Disclosed Acquisition), or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition (other than the Disclosed Acquisition), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

“(i) the Borrower or any Subsidiary may make any Acquisition in the event that, as of the most recent fiscal quarter end, and on a pro forma basis as of such date giving effect to such Acquisition (including the financing thereof), the Consolidated Leverage Ratio is less than 2.00 to 1.00; and

“(ii)(A) from the Closing Date through the fiscal year ended December 31, 2007, if, as of the most recent fiscal quarter end, and on a pro forma basis as of such date giving effect to any proposed Acquisition (including the financing thereof), the Consolidated Leverage Ratio is equal to or greater than 2.00 to 1.00, then the Borrower or any Subsidiary may nevertheless make any such proposed Acquisition provided that the Cost of Acquisition thereof, together with (i) the Costs of Acquisition of each other Acquisition (other than the Disclosed Acquisition) consummated during the fiscal year in which such proposed Acquisition is to be made and (ii) the aggregate amount of all performance-based earnout payments expected to be payable in respect of such fiscal year, does not exceed $300,000,000; and (B) from January 1, 2008 through the Maturity Date, if, as of the most recent fiscal quarter end, and on a pro forma basis as of such date giving effect to any proposed Acquisition (including the financing thereof), the Consolidated Leverage Ratio is equal to or greater than 2.00 to 1.00, then the Borrower or any Subsidiary may nevertheless make any such proposed Acquisition provided that the Cost of Acquisition thereof, together with (i) the Costs of Acquisition of each other Acquisition consummated during the fiscal year in which such proposed Acquisition is to be made and (ii) the aggregate amount of all performance-based earnout payments expected to be payable in respect of such fiscal year, does not exceed an amount equal to 125% of Consolidated EBITDA for the prior fiscal year; provided that with respect to each fiscal year in which an Acquisition is consummated in reliance on this Section 7.10(a)(ii), the Borrower shall deliver a certification (which may be included in the Compliance Certificate delivered concurrently with the audited annual financial statements pursuant to Section 6.01(a)) to the Administrative Agent demonstrating actual compliance with this Section 7.10(a)(ii);”

(n) Article VII is amended by inserting the following new Sections 7.12 and 7.13 after Section 7.11:

“7.12 Senior Notes. (a) Make any payment in respect of principal of Indebtedness created pursuant to the Senior Note Purchase Agreement prior to the scheduled due date thereof, unless, if after giving pro forma effect to any such payment, the Borrower is in compliance with the financial covenants set forth in Section 7.11, as evidenced in a Compliance Certificate delivered to the Administrative Agent prior to the making of such prepayment.

“(b) Enter into or suffer to exist any amendment or modification (i) to the amortization schedule or prepayment provisions of the Indebtedness created under the Senior Note Purchase Agreement or (ii) modify any of the terms or conditions set forth in the Senior Note Purchase Agreement if such modification (A) would materially conflict with or be materially more restrictive than the terms or provisions of this Agreement, (B) would provide for collateral security for such Indebtedness in excess of that provided under such agreements as of the Second Amendment Effective Date, (C) would expand any negative pledge provision provided for therein, or (D) would increase the maximum aggregate principal amount of Senior Notes available to be issued under the Senior Note Purchase Agreement.

“7.13 Terrorism Sanctions Regulations. (a) Become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.”

(o) Section 8.01(e) is amended to add a new clause (iii) at the end thereof as follows:

“(iii) there occurs any Event of Default (as defined in the Senior Note Purchase Agreement) under the Senior Note Purchase Agreement other than an Event of Default (as defined therein) under Section 7A(v) thereof;”

(p) The first paragraph of Section 8.03 is deleted in its entirety and the following is inserted in lieu thereof:

“8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (including amounts received pursuant to the Intercreditor Agreement) shall be applied by the Administrative Agent, subject to the provisions of the Intercreditor Agreement, in the following order:”

(q) Article IX is amended by inserting the following new Section 9.11 after Section 9.10 :

“9.11 Collateral Agent. (a) The Administrative Agent and each Lender hereby appoints Bank of America as collateral agent (the ‘Collateral Agent’) on its behalf for all purposes of the Pledge Agreement, including without limitation the purpose of holding any Pledged Interest. The Collateral Agent shall be entitled to the same rights under and benefits of this Article IX as the Administrative Agent, and all references in this Agreement to the Administrative Agent as a secured party, grantee or recipient of any Pledged Interest or as a party to the Pledge Agreement shall be deemed to refer to the Collateral Agent, and all references to the Administrative Agent in connection with any right of indemnification or exculpation or any right to payment of fees, costs or expenses or other Obligations owing to it from time to time, shall be deemed to include (without limitation) the Collateral Agent, except in each case where the context otherwise requires. The Administrative Agent, each Lender and the L/C issuer hereby authorize the Collateral Agent to enter into the Intercreditor Agreement and each Lender and the L/C Issuer hereby authorize the Administrative Agent to enter into any amendment to the Pledge Agreement necessary to reflect the appointment of the Collateral Agent and the parity lien on the Pledged Interests in favor of the Senior Note Holders.

“(b) The Administrative Agent, each Lender and the L/C issuer hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of the Pledged Interests after the occurrence of an Event of Default; and to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

“(c) Upon request by the Collateral Agent at any time, each Lender and the L/C Issuer will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in any of the Pledged Interests pursuant to this Section 9.11(c).

“(d) Subject to subsection (b) above, the Collateral Agent shall (and is hereby irrevocably authorized by the Administrative Agent, each Lender and the L/C Issuer, to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Pledged Interest; provided that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of any sale of the Pledged Interest, all of which shall continue to constitute part of the Pledged Interests. In the event of any sale or transfer of any Pledged Interest, or any foreclosure with respect to any of the Pledged Interests, the Collateral Agent shall be authorized to deduct all expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

“(e) The Collateral Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Pledged Interests exist or are owned by Borrower or any of its Subsidiaries or are cared for, protected or insured or that the Liens granted to the Collateral Agent herein or in the Pledge Agreement or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.11(e) or in the Pledge Agreement, it being understood and agreed that in respect of the Pledged Interests, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Pledged Interests as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

“(f) Each Lender and the L/C Issuer hereby appoints each other Lender as the agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the L/C Issuer (other than the Collateral Agent) obtain possession of any such Pledged Interests, such Lender or the L/C Issuer shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Pledged Interests to the Collateral Agent or in accordance with the Collateral Agent’s instructions.”

(r) The first paragraph of Section 10.01 is deleted in its entirety and the following is inserted in lieu thereof:

“10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, in the case of the Intercreditor Agreement, by the Administrative Agent with the written consent of the Required Lenders) and the Borrower or the applicable Loan Party (or, in the case of the Intercreditor Agreement, by the other parties required to be party thereto pursuant to the terms thereof), as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(s) The existing Schedule 2.01 is deleted it in its entirety and Schedule 2.01 attached hereto as Annex I is inserted in lieu thereof.

(t) The existing Schedule 5.13 is deleted it in its entirety and Schedule 5.13 attached hereto as Annex II is inserted in lieu thereof.

(u) The existing Exhibit C is deleted in its entirety and Exhibit C attached hereto as Annex III is inserted in lieu thereof.

(v) The existing Exhibit D is deleted it in its entirety and Exhibit D attached hereto as Annex IV is inserted in lieu thereof.

(w) The existing Exhibit G is deleted it in its entirety and Exhibit G attached hereto as Annex V is inserted in lieu thereof.

3. Joinder of the Joining Lenders; Incremental Commitments.

(a) By its execution of this Amendment Agreement, each Joining Lender hereby confirms and agrees that, on and after the date this Amendment Agreement becomes effective (the “Amendment Effective Date”), it shall be and become a party to the Credit Agreement as a Lender, and shall have all of the rights and be obligated to perform all of the obligations of a Lender thereunder with the Commitment applicable to such Lender identified on Schedule 2.01 attached hereto. Each Joining Lender further (i) acknowledges that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Amendment Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the L/C Issuer, any other Lender or, other than reliance on the representations and warranties set forth herein, in the Credit Agreement or in the other Loan Documents and the deliveries hereunder and thereunder, the Borrower or the Guarantors, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement and the other Loan Documents. On and after the date this Amendment Agreement becomes effective, all references to the “Lenders” in the Credit Agreement shall be deemed to include the Joining Lenders; and (iii) certifies that it is an Eligible Assignee.

(b) On the Amendment Effective Date, (i) each Existing Lender that is increasing its Revolving Credit Commitment and each Joining Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Lenders, as being required in order to cause, after giving effect to such increase and joinder and the application of such amounts to make payments to such other relevant Existing Lenders, the outstanding Revolving Loans (and risk participations in outstanding Swing Line Loans and L/C Advances) to be held ratably by all Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages as set forth on Schedule 2.01 attached hereto, after giving effect to this Amendment Agreement, (ii) the Borrower shall be deemed to have prepaid and reborrowed the outstanding Revolving Loans as of the Amendment Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Aggregate Revolving Credit Commitments under this Amendment Agreement and the joinder of the Joining Lenders, and (iii) the Borrower shall pay to the relevant Existing Lenders the amounts, if any, required pursuant to Section 3.05 of the Credit Agreement as a result of any such prepayment made pursuant to clause (ii) above.

4. Representations and Warranties. In order to induce the Administrative Agent, the Existing Lenders and the Joining Lenders to enter into this Amendment Agreement, the Borrower represents and warrants to the Administrative Agent, the Existing Lenders and the Joining Lenders as follows:

(a) Before and after giving effect to this Amendment, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (B) no Default exists.

(b) Since the date of the most recent financial reports of the Borrower delivered pursuant to Section 6.01(a) of the Credit Agreement, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect;

(c) This Amendment Agreement has been duly authorized, executed and delivered by the Borrower and each of the Guarantors and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.

5. Consent and Confirmation. Each of the Guarantors hereby consent to the Borrower entering into this Amendment Agreement, each Guarantor hereby ratifies and confirms its obligations arising under the Guaranty Agreement (including without limitation the continuation of the Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of the Guaranty against the Guarantor in accordance with its terms.

6. Conditions Precedent. This Amendment Agreement shall become effective upon the Borrower delivering to the Administrative Agent the following:

(i)(A) four (4) counterparts of this Amendment Agreement duly executed by the Borrower, the Administrative Agent, each Guarantor, each of the Joining Lenders and the Required Lenders calculated after giving effect to the Incremental Commitments, (B) an executed counterpart of the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, (C) an executed counterpart of the Senior Note Purchase Agreement, in form and substance satisfactory to the Administrative Agent, and (D) an executed counterpart of the Amended and Restated Pledge Agreement in form and substance satisfactory to the Administrative Agent and the Collateral Agent;

(ii) evidence of the existence, good standing, authority and capacity of the Borrower to execute, deliver and perform its obligations under the Credit Agreement as amended hereby, including, (x) a true and complete copy of resolutions approving the transactions contemplated hereby, and (y) a certification that the certificate of incorporation and by-laws of the Borrower have not been amended or otherwise modified since the effective date of the Credit Agreement or, in the alternative, attaching true and complete copies of all amendments and modifications thereto; and

(iii) such other certificates, instruments and documents as the Administrative Agent shall reasonably request.

7. Entire Agreement. This Amendment Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Amendment Agreement otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

8. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

9. Counterparts. This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

10. GOVERNING LAW. THIS AMENDMENT AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICT OF LAWS. THE BORROWER HEREBY (i) SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF NEW YORK SITTING IN NEW YORK COUNTY FOR THE PURPOSES OF RESOLVING DISPUTES HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE A PARTY OR FOR PURPOSES OF COLLECTION AND (ii) WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION.

11. Enforceability. Should any one or more of the provisions of this Amendment Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

12. Credit Agreement. All references in any of the Loan Documents to the Credit Agreement shall mean and include the Credit Agreement as amended hereby.

13. Successors and Assigns. This Amendment Agreement shall be binding upon and inure to the benefit of each of the Borrower, the Lenders, the Administrative Agent and their respective successors, assigns and legal representatives; provided, however, that the Borrower, without the prior consent of the Lenders, may not assign any rights, powers, duties or obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

Borrower:

HILB ROGAL & HOBBS COMPANY

By:	/s/ Carolyn Jones
Name:	Carolyn Jones
Title:	Senior Vice President, Treasurer and
Investor Relations

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Anne M. Zeschke
Name:	Anne M. Zeschke
Title:	Assistant Vice President